Exhibit (a)(5)(iii)

Castor Maritime Inc. Announces Final Results of Tender Offer to Purchase its Outstanding Common Share Purchase Warrants Issued on April 7, 2021

Limassol, Cyprus, June 3, 2024 – Castor Maritime Inc. (NASDAQ: CTRM) (“Castor” or the “Company”), a diversified global shipping company, announces today the final results of its tender offer (the “Offer”) to purchase all of its outstanding Common Share Purchase Warrants issued on April 7, 2021 (the “Warrants”), which expired at 5:00 P.M. Eastern time on May 31, 2024.

Based on the final count by the Company, 10,080,770 Warrants, exercisable in the aggregate into 1,008,077 Common Shares, were properly tendered and not properly withdrawn prior to expiration of the Offer. The Company expects to accept all of these Warrants for purchase in accordance with the terms of the Offer at a price of $0.105 per Warrant, net to the seller in cash, without interest, for an aggregate cost of approximately $1,058,481 excluding fees relating to the Offer. The Company will promptly pay for all of the Warrants accepted for purchase.

Immediately following the retirement and cancellation by the Company of the Warrants purchased pursuant to the Offer, Warrants exercisable in the aggregate into 25,000 Common Shares will remain outstanding.

Important Additional Information about the Offer

This press release is for informational purposes only and is not a recommendation to buy or sell the Warrants or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Warrants or any other securities. The Offer was made solely pursuant to the Offer to Purchase and related Letter of Transmittal included, among other items, as exhibits to and as a part of the Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by the Company with the SEC. Investors may obtain a free copy of the Schedule TO, the Offer to Purchase, the Letter of Transmittal and other documents that the Company has filed with the SEC at the SEC’s website at www.sec.gov.

About Castor Maritime Inc.

Castor Maritime Inc. is an international provider of shipping transportation services through its ownership of oceangoing cargo vessels.

Castor owns a fleet of 10 vessels, with an aggregate capacity of 0.7 million dwt, currently consisting of three Kamsarmax vessels, five Panamax dry bulk vessels and two 2,700 TEU containership vessels.

For more information, please visit the Company’s website at www.castormaritime.com. Information on our website does not constitute a part of this press release.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. We are including this cautionary statement in connection with this safe harbor legislation. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect”, “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of current or historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these forward-looking statements, including these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward‐looking statements include the occurrence of any event, change or other circumstance that could cause us to record a different net gain or loss than expected on the sales of any of our vessels, factors and uncertainties in connection with the consummation of any sale of our vessels, the effects of the Company’s spin-off transaction or any similar transaction, our business strategy, dry bulk and containership market conditions and trends, the changes in the size and composition of our fleet, our ability to realize the expected benefits of vessel acquisitions, our relationships with our current and future service providers and customers, our ability to borrow under existing or future debt agreements or to refinance our debt on favorable terms and our ability to comply with the covenants contained therein, our continued ability to enter into time or voyage charters with existing and new customers and to re-charter our vessels upon the expiry of the existing charters, changes in our operating and capitalized expenses, our ability to fund future capital expenditures and investments in the acquisition and refurbishment of our vessels, instances of off-hire, fluctuations in interest rates and currencies, any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach, existing or future disputes, proceedings or litigation, future sales of our securities in the public market and our ability to maintain compliance with applicable listing standards, volatility in our share price, potential conflicts of interest involving members of our board of directors, senior management and certain of our service providers that are related parties, general domestic and international political conditions or events (including armed conflicts, such as the war in Ukraine and the conflict in the Middle East, acts of piracy or maritime aggression, such as recent maritime incidents involving vessels in and around the Red Sea, sanctions, “trade wars”, global public health threats and major outbreaks of disease), changes in seaborne and other transportation, changes in governmental rules and regulations or actions taken by regulatory authorities, and the impact of accidents, adverse weather and natural disasters. Please see our filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward‐looking statements as a result of developments occurring after the date of this communication.

CONTACT DETAILS

For further information please contact:

Petros Panagiotidis
Castor Maritime Inc.
Email: ir@castormaritime.com

Media Contact:
Kevin Karlis
Capital Link
Email: castormaritime@capitallink.com